Exhibit 2.1

REDEMPTION OFFSET AGREEMENT

This REDEMPTION OFFSET AGREEMENT, effective as of October 15, 2021 (as it may from time to time be amended, this “Agreement”), is entered into by and among SIGNA Sports United B.V., a Dutch private limited liability company, to be converted into a public limited liability company and renamed SIGNA Sports United N.V. pursuant to the Business Combination Agreement (as defined below) (“TopCo”), SIGNA International Sports Holding GmbH, a German limited liability company (“SISH”) and Bridgepoint Advisers Limited, a company incorporated in England and Wales under number 03220373 whose registered office is at 95 Wigmore Street, London, England and Wales, W1U 1FB (acting as manager of the Bridgepoint Beneficial Sellers (as defined in the Wiggle SPA (as defined below)) (“Bridgepoint,” together with TopCo and SISH, the “Parties” and each a “Party”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, TopCo is a party to that certain Business Combination Agreement, dated as of June 10, 2021, by and among Yucaipa Acquisition Corporation, a Cayman Islands exempted company (“Yucaipa”), Olympics Merger Sub., a Cayman Islands exempted company, SIGNA Sports United GmbH, a German limited liability company (the “Company”) and SISH (as amended, restated or otherwise modified from time to time, the “Business Combination Agreement”);

WHEREAS, in connection with the transactions contemplated by the Business Combination Agreement, holders of Yucaipa Class A Shares have the right to redeem all or a portion of their Yucaipa Class A Shares as set forth in Yucaipa’s Governing Documents;

WHEREAS, on and subject to the terms of this Agreement, SISH and Bridgepoint desire to offset such redemptions through: (i) an investment by SISH of up to $60 million in TopCo through the purchase by SISH of up to 6,000,000 TopCo Ordinary Shares based on a per share price of $10, and (ii) the settlement of all or a portion of the cash consideration that the Wiggle Sellers were entitled to receive through the payment of the First Consideration Instalment (as defined in the Wiggle SPA) and Third Consideration Instalment (as defined in the Wiggle SPA) pursuant to the terms of the Wiggle SPA (prior to it being amended in accordance with the Variation Agreement (as defined below)) in TopCo Ordinary Shares instead based on a per share price of $10; and

WHEREAS, concurrently with the execution of this Agreement, the Company, Bridgepoint and Huw Crwys-Williams are entering into a Variation Agreement (the “Variation Agreement”) to amend the Wiggle SPA in order to effect the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:

Section 1. Definitions

A.    For purposes of this Agreement, the following terms shall have the meaning set forth in this Section 1.A.

(i)    “Actual Redemption Amount” means an amount equal to the Class A Share Redemption Price multiplied by the number of Yucaipa Class A Shares that are redeemed as of two (2) Business Days prior to the Closing.

(ii)    “Class A Share Redemption Price” means an amount equal to the aggregate amount on deposit in the Trust Account as of two Business Days prior to the Closing including interest thereon (which shall be net of taxes payable) divided by the number of then issued and outstanding Yucaipa Class A Shares.

(iii)    “First Instalment Shortfall Amount” means an amount equal to the lesser of the (i) Shortfall Amount and (ii) $60 million.

(iv)    “Redemption Threshold Amount” means an amount equal to the Class A Share Redemption Price multiplied by 16,698,000.

(v)    “Second Instalment Shortfall Amount” means an amount equal to the lesser of the (i) an amount equal to the Shortfall Amount minus $60 million and (ii) $30 million.

(vi)    “Shortfall Amount” means the amount by which the Actual Redemption Amount exceeds the Redemption Threshold Amount.

Section 2. Redemption	Offset.

A.    If the Shortfall Amount is greater than zero then:

(i)    SISH shall subscribe for and purchase in cash and TopCo shall issue to SISH at the Closing such number of TopCo Ordinary Shares based on a per share price of $10 with an aggregate subscription price equal to fifty percent (50%) of the First Instalment Shortfall Amount; and

(ii)    All or a portion of the First Consideration Instalment (as defined in the Wiggle SPA) shall be settled through an increase to the Second Consideration Instalment, and TopCo shall issue to the Wiggle Sellers at the Closing such SPAC Shares (as defined in the Wiggle SPA) in accordance with the Wiggle SPA.

B.    If the Shortfall Amount is greater than $60 million, then SISH shall subscribe for and purchase in cash and Topco shall issue to SISH at the Closing such number of TopCo Ordinary Shares based on a per share price of $10 with an aggregate subscription price equal to the Second Instalment Shortfall Amount.

(i)    If the Shortfall Amount is greater than $90 million, then all or a portion of the Third Consideration Instalment (as defined in the Wiggle SPA) will be settled through an increase to the Second Consideration Instalment, and TopCo shall issue to the Wiggle Sellers at the Closing such SPAC Shares (as defined in the Wiggle SPA) in accordance with the Wiggle SPA.

Section 3. Representations	and Warranties.

A.    Representations and Warranties of the Parties. Each Party hereby represents and warrants that:

(i)    Organization and Corporate Power. Such Party is an entity, duly organized or formed, as applicable, validly existing and in good standing (to the extent the applicable jurisdiction recognizes such concept) under the laws of its jurisdiction of incorporation or formation, as applicable. Such Party possesses all requisite corporate or other similar power and authority necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

(ii)    Authorization; No Breach. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate or similar action on the part of such Party. This Agreement constitutes the valid and binding obligation of such Party, enforceable in accordance with its terms subject to the Enforceability Exceptions.

(iii)    No Conflicts. Neither the execution, delivery or performance by such Party of this Agreement not the consummation of the transactions contemplated hereby and thereby will, directly or indirectly (with or without due notice or lapse of time or both), (1) result in any breach of any provision of such Party’s Governing Documents, (2) result in a violation or breach of or constitute a default or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of, any Contract to which such Party is a party, (3) violate, or constitute breach under, any Governmental Order or applicable Law to which such Party or any of their respective properties or assets are bound or (4) result in the creation of any Lien upon any of the assets or properties of such Party, except, in the case of any of clauses (2), (3) and (4) above, as would not reasonably be expected to have a material adverse effect on the ability of such Party to consummate the transactions contemplated by this Agreement.

B.    Representations and Warranties of SISH. SISH hereby represents and warrants that:

(i)    SISH is acquiring the TopCo Ordinary Shares for SISH’s own account, for investment purposes only and not with a view towards, or for resale in connection with, any public sale or distribution thereof in violation of the Securities Act.

(ii)    SISH is an “accredited investor” as such term is defined in Rule 501(a)(3) of Regulation D.

(iii)    SISH understands that the TopCo Ordinary Shares are being offered and will be sold to it in reliance on specific exemptions from the registration requirements of the United States federal and state securities laws and that TopCo is relying upon the truth and accuracy of, and SISH’s compliance with, the representations and warranties of SISH set forth herein in order to determine the availability of such exemptions and the eligibility of SISH to acquire such TopCo Ordinary Shares.

(iv)    SISH did not decide to enter into this Agreement as a result of any general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act.

(v)    SISH has been furnished with all materials relating to the business, finances and operations of TopCo and materials relating to the offer of the TopCo Ordinary Shares which have been requested by SISH. SISH has been afforded the opportunity to ask questions of the executive officers and directors of TopCo. SISH understands that its investment in the TopCo Ordinary Shares involves a high degree of risk and it has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to the acquisition of the TopCo Ordinary Shares.

(vi)    SISH understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the TopCo Ordinary Shares or the fairness or suitability of the investment in the TopCo Ordinary Shares by SISH nor have such authorities passed upon or endorsed the merits of the offering of the TopCo Ordinary Shares.

(vii)    SISH understands that: (a) the TopCo Ordinary Shares have not been and are not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless the TopCo Ordinary Shares are (1) subsequently registered thereunder or (2) sold in reliance on an exemption therefrom; and (b) neither TopCo nor any other person is under any obligation to register the TopCo Ordinary Shares under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder, except as provided in that certain Amended and Restated Registration Rights Agreement to be entered into on or about the Closing by and among TopCo and the other parties identified therein.

(viii)    SISH has knowledge and experience in financial and business matters, knowledge of the high degree of risk associated with investments in the securities of companies such as TopCo, is capable of evaluating the merits and risks of an investment in the TopCo Ordinary Shares and is able to bear the economic risk of an investment in the TopCo Ordinary Shares in the amount contemplated hereunder for an indefinite period of time. SISH has adequate means of providing for its current financial needs and contingencies and will have no current or anticipated future needs for liquidity which would be jeopardized by the investment in the TopCo Ordinary Shares. SISH can afford a complete loss of its investments in the TopCo Ordinary Shares.

C.    Representations and Warranties of TopCo. TopCo hereby represents and warrants that as of the Closing Date, the TopCo Ordinary Shares to be issued hereunder will be duly authorized and, when issued and delivered pursuant to this Agreement, against full payment, as applicable, such TopCo Ordinary Shares will be validly issued, fully paid and non-assessable (which, under Dutch law, is interpreted to mean that a holder of a TopCo Ordinary Share shall not by reason of merely being a holder be subject to assessment or calls by TopCo or its creditors for further payment of such TopCo Ordinary Shares) free and clear of any liens or restrictions (other than those arising under applicable securities laws), and will not have been issued in violation of or subject to any preemptive or similar rights created under TopCo’s articles of association (statuten) as in effect at such time of issuance and as they will read following the Change of Legal Form, or other constituent documents of TopCo, by contract or under the laws of the Netherlands.

Section 4. Miscellaneous.

A.    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by a Party (whether by operation of law, merger or otherwise) without the prior written consent of each other Party. This Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns. Any purported assignment in violation of this Section 4.A shall be void.

B.    Governing Law; Jurisdiction; Waiver of Jury Trial.

(i)    This Agreement and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

(ii)    Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the Parties irrevocably (a) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (b) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (c) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court and (d) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence an Action or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 4.B.

(iii)    THE PARTIES EACH HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (d) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 4.B.

C.    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by email (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or similar message that such email was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Party as follows:

(i)    if to TopCo, to:

SIGNA Sports United B.V.

Kantsraße 164

10623 Berlin

Germany

Attn: Tilman Wink; Steffanie Kniepen

Email: t.wink@signa-sportsunited.com;s.kniepen@signa-sportsunited.com

(ii)    if to SISH, to:

SIGNA International Sports Holding GmbH

Maximiliansplatz 12 · 80333 München, Germany

Attn: Wolfram Keil

Email: w.keil@signa.de

(iii)    if to Bridgepoint, to:

Bridgepoint Advisers Limited

95 Wigmore Street

London

W1U 1FB

Attn: The Directors

Email: notices@bridgepoint.eu

D.    Further Assurances. Subject to the terms and conditions of this Agreement, the Parties agree to use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, at a Party’s reasonable request and without further consideration, the other Parties shall execute and deliver to such requesting party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as required in order to consummate the transactions contemplated hereby.

E.    Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

F.    Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

G.    Amendment and Waivers. This Agreement may be amended or modified only by a written agreement executed and delivered by the parties. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 4.G shall be void, ab initio.

H.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

I.    Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first set forth above.

TOPCO:

SIGNA Sports United B.V.

By:	/s/ Stephan Zoll
	Name:	Stephan Zoll
	Title:	Board Member

[Signature Page to Redemption Offset Agreement]

SISH:

SIGNA International Sports Holding GmbH

By:	/s/ Wolfram Keil
	Name:	Wolfram Keil
	Title:	Director

[Signature Page to Redemption Offset Agreement]

BRIDGEPOINT:

Bridgepoint Advisers Limited (acting as manager of the Bridgepoint Beneficial Sellers)

By:	/s/ Michael Davy

Name:	Michael Davy
Title:	Authorised signatory

[Signature Page to Redemption Offset Agreement]